Exhibit 99.1

Nebraska Book Company Hires Seasoned Public Accounting Executive as New Chief

Financial Officer

Lincoln, NE – Nov. 3, 2011 – The Nebraska Book Company announced today that it has hired Alexi Wellman, an audit partner at KPMG LLP, as the company’s chief financial officer. In December, Wellman will assume responsibility for directing the organization’s financial planning and accounting practices as well as its relationships with lending institutions, shareholders and the financial community. She will be based in Lincoln, Neb.

“Alexi Wellman has over 17 years of experience providing auditing and advisory services to both large multinational corporations and private companies” said Barry Major, president and chief operating officer of the Nebraska Book Company. “We are delighted to have her join Nebraska Book Company as our new CFO, and we believe her accounting expertise and business acumen will be immediate assets for our company.”

To fill the CFO role, the Nebraska Book Company conducted a comprehensive search focusing on executives with superior skills in problem solving and strategic thinking, strong business acumen, and proven leadership ability. Wellman quickly emerged as the right fit for the company and the position.

Wellman joins the Nebraska Book Company after 17 years with KPMG LLP, a multinational audit, tax and advisory services firm operating 87 offices with more than 23,000 employees and partners throughout the U.S. Her most recent position was as Audit Partner, where she was responsible for providing professional audit and advisory services to both multinational SEC registrants and private companies. Throughout her time there, she worked with several Fortune 200 companies, including Burlington Northern Santa Fe, ConAgra Foods, Emerson Electric, and Union Pacific Railroad, Inc.

“The Nebraska Book Company has a strong business model as a differentiated provider of textbooks and other college gear,” said Wellman. “I am excited to join the company as it continues to strengthen its balance sheet through competitive positioning and offerings that meet the needs of today’s college gear consumers.”

About Nebraska Book Company

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus and now operates over 290 stores serving colleges and universities with more than 2 million students. Its Textbook Division serves more than 2,500 bookstores through the annual sale of over six million textbooks, and its Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.

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